Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal Second Quarter, First Half 2016 Financial Results

Stroudsburg, PA. – April 27, 2016 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ: ESSA) today announced financial results for the three months and six months ended March 31, 2016. The Company is the holding company for ESSA Bank & Trust, a $1.8 billion asset institution, which provides full service retail and commercial banking, financial, and investment services from 29 locations in eastern Pennsylvania, including the Poconos, Lehigh Valley, Scranton/Wilkes-Barre and suburban Philadelphia.

The Company reported net income of $2.1 million, or $0.20 per diluted share, for the quarter ended March 31, 2016, compared with net income of $2.4 million, or $0.23 per diluted share, for the same quarter last year. For the six months ended March 31, 2016, the Company reported net income of $4.1 million or $0.39 per diluted share compared to $5.0 million or $0.48 per diluted share for the comparable period in 2015.

Results for the six months ended March 31, 2016, include the acquisition of Eagle National Bank (“ENB”), which was completed on December 4, 2015. Non-recurring merger related charges were $245,000, or $0.02 per diluted share (after-tax), for the six months ended March 31, 2016.

FISCAL SECOND QUARTER, FIRST HALF HIGHLIGHTS

•	Total interest income for the three months ended March 31, 2016, primarily reflecting year-over-year loan growth, increased to $15.2 million compared to $13.6 million for the three months ended March 31, 2015. Interest income for the six months ended March 31, 2016 increased to $29.0 million compared to $27.3 million for the six months ended September 30, 2015.

•	Interest expense management and earning asset growth contributed to net interest income of $12.3 million for the quarter ended March 31, 2016, up from $11.0 million for the comparable period in 2015. Net interest income for the first half of 2016 increased 6% to $23.4 million from $22.1 million for the first half of 2015.

•	Total loans at March 31, 2016 increased $133.5 million, or 12.1% (not annualized), from September 30, 2015. Loan growth was driven primarily by the acquisition of ENB, and continued expansion of the Company’s indirect auto lending business in Scranton, Wilkes-Barre and other served markets.

•	Ongoing initiatives to manage noninterest expense and enhance productivity included the completed closure of a branch acquired in the ENB transaction, closure of another branch in the first quarter, and three scheduled branch closings and consolidations scheduled in May and June 2016.

•	With total assets increasing to $1.8 billion at March 31, 2016 from $1.6 billion at September 31, 2015, asset quality remained strong. Net charge-offs as a percent of total average loans were 0.04% for the three months ending March 31, 2016. Non-performing assets were $25.0 million, or 1.42% of total assets, as of March 31, 2016. Non-performing assets were $22.7 million, or 1.41% of total assets at September 30, 2015.

•	Total interest-earning assets increased to $1.65 billion at March 31, 2016 from $1.50 billion at September 30, 2015, while total stockholders’ equity grew to $174.6 million at March 31, 2016 from $171.3 million at September 30, 2015.

•	The Company paid a quarterly cash dividend of $0.09 per share on March 31, 2016. Tangible book value per share decreased slightly to $13.89 at March 31, 2016, from $14.01 at March 31, 2015 due to merger related adjustments.

Gary S. Olson, President and CEO, stated: “As we continue our transformation to a more diversified and commercially focused bank, we have been particularly pleased with the loan and deposit portfolio diversification provided by acquisitions in recent years. The results are evident in the Company’s expanded interest income in the second quarter and first half of 2016. With a full suite of banking products and services in place, and the technology to efficiently support these services, we are aggressively pursuing initiatives to deliver these products to a greatly expanded market area.

“We believe building full-service, long-term banking relationships with commercial clients is the most effective path to retaining customers in today’s competitive, rate-sensitive environment. We have been successful earning new lending business, and an important goal in coming quarters is to maximize client retention without compromising margins or disciplined risk management practices.

“We are pleased that as we have increased the size and scope of our franchise, we have continued to deliver increased value to shareholders through growth and a commitment to expense management. We look forward to the coming year and the opportunity to reach a broader audience than ever before.”

Income Statement Review

Driven by loan growth, total interest income rose to $15.2 million for the three months ended March 31, 2016 from $13.6 million for the three months ended March 31, 2015. Total interest income for the six months of 2016 also increased compared with the six months of 2015.

Interest expense increased $297,000 for the quarter ended March 31, 2016 compared to the comparable period in 2015, primarily reflecting a larger base of deposits. The growth of lower-interest core demand deposits, which comprised 50% of total deposits at March 31, 2016, compared with 46% of total deposits at September 30, 2015, contributed to interest expense management.

Net interest income increased $1.3 million or 11.7%, to $12.3 million for the three months ended March 31, 2016, from $11.0 million for the comparable period in 2015. Net interest income increased $1.3 million or 6.0% to $23.4 million for the six months ended March 31, 2016, from $22.1 million for the comparable period in 2015.

The net interest margin for the second quarter of 2016 was 3.00%, compared with 2.84% for the previous quarter, and 3.03% for the second quarter of fiscal 2015. Growth in net interest-earning assets and stability in the cost of interest bearing liabilities for the 2016 fiscal second quarter compared to the second quarter of 2015 were more than offset by declines in the yields on interest earning assets.

The Company’s provision for loan losses increased to $600,000 for the three months ended March 31, 2016, compared with $525,000 for the three months ended March 31, 2015. The Company’s provision for loan losses increased to $1.2 million for the six months ended March 31, 2016, compared with $975,000 for the six months ended March 31, 2015, primarily reflecting appropriate reserving for increased lending activity and growth.

Noninterest income increased $376,000 or 19.8%, to $2.3 million for the three months ended March 31, 2016, compared with $1.9 million for the three months ended March 31, 2015. Noninterest income increased $379,000 or 10.2%, to $4.1 million for the six months ended March 31, 2016, compared with $3.7 million for the six months ended March 31, 2015. The increases in the second quarter and first half of 2016 were primarily attributable to fees generated by deposit accounts and increased gain on sale of investments.

Noninterest expense increased $2.0 million or 22.0%, to $11.1 million for the three months ended March 31, 2016 compared with $9.1 million for the comparable period in 2015. The primary reasons for the increase in the 2016 period compared to the 2015 period include increases in compensation and employee benefits of $771,000, occupancy and equipment of $288,000, professional fees of $265,000, loss/gain on foreclosed real estate of $298,000, and data processing of $187,000.

Data processing cost increases included systems expense related to the ENB facility integration. Compensation and benefits primarily reflected new personnel from Eagle and selective hiring of production-focused individuals in the Company’s other markets. Noninterest expense increased $2.8 million or 15.7% to $20.9 million for the six months ended March 31, 2016 compared with $18.1 million for the comparable period in 2015.

“While growth has generated higher expenses, we regularly monitor the productivity and performance of all resources, identifying opportunities to be as efficient as possible,” explained Olson. “For example, analyzing customer behavior and facility use has supported the previously noted decisions to close and consolidate branches, trimming costs while maintaining appropriate levels of client service.”

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets grew $156.7 million to $1.76 billion at March 31, 2016, from $1.61 billion at September 30, 2015. This increase was primarily due to the merger with ENB which added approximately $153.2 million in total assets including $123.4 million in loans and $150.3 million in deposits. Total net loans were $1.24 billion at March 31, 2016 compared with $1.10 billion at September 30, 2015.

Total deposits increased $113.4 million, or 10.3%, to $1.21 billion at March 31, 2016, from $1.10 billion at September 30, 2015. The merger with ENB was the primary reason for the increase in deposit accounts. During the same period, borrowings increased $36.4 million, reflecting the Company’s ability to obtain borrowed funds at what management believes are attractive rates. As noted, the amount of core demand deposits increased in proportion to total deposits.

Loans receivable, net of allowance for loan losses, were $1.24 billion at March 31, 2016 compared with $1.10 billion at September 30, 2015. The ENB acquisition contributed significantly to the increase of commercial loans. Commercial real estate loans rose to $286.7 million at March 31, 2016 from $200.0 million at September 30, 2015, while commercial & industrial loans totals were $55.2 million at March 31, 2016 compared with $34.3 million at September 30, 2015. Construction loans increased substantially from September 30, 2015. Strong performance and market expansion in indirect auto lending generated 16% growth from year-end 2015 to the close of the first half of 2016, as auto loans increased to $188.3 million from $162.2 million.

Residential mortgage lending was essentially flat in the first half of 2016, reflecting stabilized but continued soft housing demand in most of the Bank’s served markets. After several years of a severe housing market downturn, the Bank’s Poconos market has shown early signs of improvement, noted Olson. The residential home market in the Lehigh Valley and Scranton/Wilkes-Barre has been stable. Olson commented that the Company’s entry into the suburban Philadelphia market, which has one of Pennsylvania’s most robust housing markets should provide opportunities to expand the Company’s residential lending business.

Nonperforming assets increased slightly to $25.0 million, or 1.42%, of total assets at March 31, 2016, from $22.7 million, or 1.41%, of total assets at September 30, 2015 and $24.7 million at March 31, 2015 due primarily to the addition of ENB’s nonperforming assets. Net loan charge-offs in fiscal second quarter 2016 were $442,000 compared to $373,000 in fiscal second quarter 2015.

Net charge-offs as a percent of total average loans were only 0.04% for the three months ending March 31, 2016 and 0.03% for the three months ended March 31, 2015. Net charge-offs as a percent of total average loans were only 0.06% for the six months ending March 31, 2016 and 0.09% for the six months ended March 31, 2015, which reflects the Company’s disciplined credit and underwriting standards. The allowance for loan losses was $9.4 million, or 0.76% of loans outstanding, at March 31, 2016, compared to $8.9 million, or 0.80% of loans outstanding at September 30, 2015 reflecting the purchase of loans from ENB. Purchased loans are initially recorded at fair market value at acquisition and therefore do not require an allowance when first recorded.

The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of approximately 9.29%, exceeding accepted regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 8.96%.

For the fiscal second quarter of 2016, the Company’s return on average assets and return on average equity were 0.49% and 4.91%, compared with 0.63% and 5.73%, respectively, in the corresponding period of fiscal 2015.

Stockholders’ equity increased $3.3 million to $174.6 million at March 31, 2016, from $171.3 million at September 30, 2015. During the six months ended March 31, 2016, the Company repurchased 22,700 shares at an average cost of $13.24 per share. Tangible book value per share at March 31, 2016 decreased to $13.89, compared with $14.03 at September 30, 2015 as expected due to the acquisition of ENB.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 29 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above, as well as risk factors disclosed in our Annual Report on Form 10-K (as supplemented by our quarterly reports on Form 10-Q) could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2016	September 30, 2015
	(dollars in thousands)
ASSETS
Cash and due from banks	$20,917	$15,905
Interest-bearing deposits with other institutions	2,966	2,853

Total cash and cash equivalents	23,883	18,758
Certificates of deposit	1,500	1,750
Investment securities available for sale	389,603	379,407
Loans receivable (net of allowance for loan losses of $9,415 and $8,919)	1,235,613	1,102,118
Regulatory stock, at cost	15,492	13,831
Premises and equipment, net	17,185	16,553
Bank-owned life insurance	31,119	30,655
Foreclosed real estate	2,316	2,480
Intangible assets, net	2,852	1,759
Goodwill	13,801	10,259
Deferred income taxes	11,537	11,149
Other assets	18,388	17,825

TOTAL ASSETS	$1,763,289	$1,606,544

LIABILITIES
Deposits	$1,210,106	$1,096,754
Short-term borrowings	126,243	91,339
Other borrowings	230,601	229,101
Advances by borrowers for taxes and insurance	8,514	4,273
Other liabilities	13,264	13,797

TOTAL LIABILITIES	1,588,728	1,435,264

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	182,021	182,295
Unallocated common stock held by the Employee Stock Ownership Plan	(9,400)	(9,627)
Retained earnings	85,875	83,658
Treasury stock, at cost	(82,679)	(82,832)
Accumulated other comprehensive loss	(1,437)	(2,395)

TOTAL STOCKHOLDERS’ EQUITY	174,561	171,280

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,763,289	$1,606,544

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2016	2015	2016	2015
	(dollars in thousands)		(dollars in thousands)
INTEREST INCOME
Loans receivable	$12,805	$11,100	$24,379	$22,549
Investment securities:
Taxable	1,903	1,799	3,721	3,688
Exempt from federal income tax	255	239	499	473
Other investment income	196	442	375	578

Total interest income	15,159	13,580	28,974	27,288

INTEREST EXPENSE
Deposits	1,944	1,878	3,789	3,843
Short-term borrowings	115	103	209	206
Other borrowings	816	597	1,600	1,187

Total interest expense	2,875	2,578	5,598	5,236

NET INTEREST INCOME	12,284	11,002	23,376	22,052
Provision for loan losses	600	525	1,200	975

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,684	10,477	22,176	21,077

NONINTEREST INCOME
Service fees on deposit accounts	875	757	1,738	1,584
Services charges and fees on loans	297	274	577	589
Trust and investment fees	194	204	407	442
Gain on sale of investments, net	365	204	368	204
Earnings on Bank-owned life insurance	234	231	464	470
Insurance commissions	217	217	416	399
Other	95	14	124	27

Total noninterest income	2,277	1,901	4,094	3,715

NONINTEREST EXPENSE
Compensation and employee benefits	6,003	5,232	11,581	10,346
Occupancy and equipment	1,422	1,134	2,531	2,115
Professional fees	672	407	1,125	921
Data processing	1,079	892	1,998	1,705
Advertising	153	224	240	352
Federal Deposit Insurance Corporation Premiums	322	289	600	581
Gain(loss) on foreclosed real estate	161	(137)	151	(175)
Merger related costs	—	—	245	—
Amortization of intangible assets	223	163	397	329
Other	1,071	894	2,024	1,890

Total noninterest expense	11,106	9,098	20,892	18,064

Income before income taxes	2,855	3,280	5,378	6,728
Income taxes	726	848	1,292	1,700

Net Income	$2,129	$2,432	$4,086	$5,028

Earnings per share:
Basic	$0.20	$0.23	$0.39	$0.48
Diluted	$0.20	$0.23	$0.39	$0.48

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2016	2015	2016	2015
	(dollars in thousands)		(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,757,983	$1,571,898	$1,704,095	$1,571,145
Total interest-earning assets	1,647,423	1,473,510	1,597,582	1,470,212
Total interest-bearing liabilities	1,411,758	1,297,563	1,379,842	1,307,357
Total stockholders’ equity	173,918	172,112	173,280	171,019

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,385,154	10,442,310	10,375,614	10,479,869
Average shares outstanding - diluted	10,524,698	10,521,147	10,515,770	10,522,596
Book value shares	11,367,654	11,434,378	11,367,654	11,434,378

Net interest rate spread	2.91%	2.96%	2.85%	2.96%
Net interest margin	3.00%	3.03%	2.93%	3.01%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531